Exhibit 12.1

TiVo Inc.

Ratio of Earnings to Fixed Charges

Ratio of Earnings to Fixed Charges	FY ‘03	FY ‘04	FY ‘05	FY ‘06	FY ‘07	Six Months Ended 7/31/2007
Interest expense	(24,000)	(44,000)	(11,000)	(13,000)	(7,000)	(172,000)
Interest expense-convertible debt	(1,981,000)	(731,000)	(592,000)	—	—	—
Interest expense-Related Parties	(1,345,000)	(671,000)	—	—	—	—
Amortization of convertible debt financing expenses	(24,211,000)	(8,139,000)	(4,854,000)	—	—	—
Interest within rental expense	(1,000,000)	(1,029,000)	(1,059,000)	(1,090,000)	(666,000)	(341,000)
Total Fixed Charges	(28,561,000)	(10,614,000)	(6,516,000)	(1,103,000)	(673,000)	(513,000)
Earnings = Net loss less fixed charges	(53,700,000)	(21,404,000)	(73,326,000)	(35,896,000)	(47,081,000)	(16,342,000)
Ratio of Earnings to Fixed Charges	1.88	2.02	11.25	32.54	69.96	31.86
	(82,261,000)	(32,018,000)	(79,842,000)	(36,999,000)	(47,754,000)	(16,855,000)

For the above periods, earnings were insufficient to cover fixed charges by $82,261,000, $32,018,000, $79,842,000, $36,999,000, $47,754,000, and $16,855,000 in fiscal years 2003, 2004, 2005, 2006, 2007, and the six months ended July 31, 2007, respectively.

Ratio of Earnings to Combined Fixed Charges	FY ‘03	FY ‘04	FY ‘05	FY ‘06	FY ‘07	Six Months Ended 7/31/2007
Interest expense	(24,000)	(44,000)	(11,000)	(13,000)	(7,000)	(172,000)
Interest expense-convertible debt	(1,981,000)	(731,000)	(592,000)	—	—	—
Interest expense-Related Parties	(1,345,000)	(671,000)	—	—	—	—
Amortization of convertible debt financing expenses	(24,211,000)	(8,139,000)	(4,854,000)	—	—	—
Interest within rental expense	(1,000,000)	(1,029,000)	(1,059,000)	(1,090,000)	(666,000)	(341,000)
Accretion to redemption value of Series A redeemable convert preferred stock	(1,445,000)	—	—	—	—	—
Stock dividend	(220,000)	—	—	—	—	—
Total Fixed Charges	(30,226,000)	(10,614,000)	(6,516,000)	(1,103,000)	(673,000)	(513,000)
Earnings = Net loss less fixed charges	(52,035,000)	(21,404,000)	(73,326,000)	(35,896,000)	(47,081,000)	(16,342,000)
Ratio of Earnings to Combined Fixed Charges	1.72	2.02	11.25	32.54	69.96	31.86

For the above period, earnings were insufficient to cover fixed charges by $82,261,000, $32,018,000, $79,842,000, $36,999,000, $47,754,000, and $16,855,000 in fiscal years 2003, 2004, 2005, 2006, 2007, and the six months ended July 31, 2007, respectively.